Exhibit 10.21A

AMENDMENT TO
PERFORMANCE RESTRICTED STOCK RIGHTS AGREEMENT
PURSUANT TO THERAGENICS CORPORATION
2000 STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) is made on December ___, 2008, by THERAGENICS CORPORATION, a Delaware corporation (the “Company”) and ________________ (the “Recipient”).

INTRODUCTION:

The Company previously granted to the Recipient on February __, 2006, Performance Restricted Stock Rights pursuant to that certain Performance Restricted Stock Rights Agreement pursuant to the Theragenics Corporation 2000 Stock Incentive Plan (the “Agreement”).  The parties now desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the Company and the Recipient hereby amend the Agreement as follows:

1.     By deleting the existing language of Item C of Exhibit 1 and inserting in lieu thereof the following:

“Except if a Change in Control occurs before December 31, 2008, if the Recipient ceases to perform services before December 31, 2008 as an employee of the Company or an Affiliate due to the Recipient’s death, Disability, or termination of employment by the Company or an Affiliate without Cause (each, a ‘Payment Event’), the number of shares of Common Stock to be issued to the Recipient will be determined as of the end of the year in which the Payment Event occurs based on the following methodology: Cumulative Revenue and Cumulative Earnings Per Share will be projected by assuming that cumulative revenue and cumulative earnings per share for the period from January 1, 2006 through the end of the year in which the Payment Event occurs continues at the same average rate through December 31, 2008.  The number of shares of Common Stock to which the participant is entitled shall be then prorated in the same proportion that the number of days elapsed from January 1, 2006 through the date the Participant ceases to be an employee of the Company or an Affiliate bears to the total number of days in the period beginning January 1, 2006 through December 31, 2008 (provided that in any such event, the Committee may, in its sole discretion, provide by written resolution that a greater portion of the shares shall be issued).  Fractional shares will be disregarded and will not be issued.”

2.     By deleting the existing language of Item D of Exhibit 1 and inserting the following in lieu thereof:

“If a Change in Control occurs before December 31, 2008, then neither Item A nor Item C will apply, and (1) if the Recipient remains an employee of the Company or an Affiliate until the occurrence of the Change in Control, then one (1) share of Common Stock will be issuable as of the date of the Change in Control for each Performance Restricted Stock Right and the Performance Restricted Stock Rights will terminate as of such date, and (2) in the case of a Recipient who before the date of the Change in Control has ceased to perform services as an employee of the Company or an Affiliate due to Recipient’s death, Disability, or termination of employment by the Company or an Affiliate without Cause, then a fraction, the numerator of which is the number of days of the Recipient’s employment by the Company and its Affiliates from and including January 1, 2006 through the date of death, Disability or termination of employment by the Company or an Affiliate without Cause, and the denominator of which is the number of days from and including January 1, 2006 through December 31, 2008, of one (1) share of Common Stock will be issuable as of the date of the Change in Control for each Performance Restricted Stock Right (provided that in any such event, the Committee may, in its sole discretion, provide by written resolution that a greater portion of the shares shall be issued) and the Performance Restricted Stock Rights will terminate as of such date.”

3.     By deleting the existing language of Item F of Schedule 1 and inserting in lieu thereof the following:

“If a Recipient is entitled to shares of Common Stock pursuant to Item A, a share certificate shall be issued in 2009 as soon as reasonably practicable after the Company determines the number of shares to be issued, but in no event shall such share certificate be issued later than March 15, 2009.  If a Recipient is entitled to shares of Common Stock pursuant to Item C, a share certificate shall be issued as soon as reasonably practicable after the end of the year in which the Payment Event occurs and after the Company determines the number of shares to be issued, provided, however, that in no event will the certificate be issued later than the fifteenth day of the third calendar month following the end of the year in which the Payment Event occurs.”

4.     By deleting the existing language of Item G of Schedule 1 and inserting in lieu thereof the following:

“If a Recipient is entitled to shares of Common Stock pursuant to Item D, a share certificate shall be issued as soon as reasonably practicable, but in no event later than ten (10) business days following the date of the Change in Control.”

Except as specifically amended hereby, the Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company and the Recipient have executed this Amendment as of the date set forth above.

RECIPIENT:	THERAGENICS CORPORATION:

By:

Title: